EXHIBIT 5.2
ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BAKERBOTTS.COM	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

February 27, 2017

Parker Drilling Company
5 Greenway Plaza, Suite 100
Houston, Texas 77046

Ladies and Gentlemen:

In connection with the issuance by Parker Drilling Company, a Delaware corporation (the “Company”), of an aggregate of up to 500,000 shares (the “Shares”) of the Company’s 7.25% Series A Mandatory Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”), pursuant to (a) the Company’s registration statement on Form S-3 (Registration No. 333-197977) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on March 9, 2015, and (b) the related prospectus dated February 25, 2015 as supplemented by the prospectus supplement relating to the issuance of the Shares dated February 22, 2017 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, certain legal matters with respect to the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
In our capacity as your counsel in the connection with the matters referred to above, we have examined originals, or copies certified or otherwise identified, of the Underwriting Agreement dated February 22, 2017 (the “Underwriting Agreement”) by and between the Company and Barclays Capital Inc., as the sole underwriter, relating to the issuance and sale of the Shares, the Certificate of Designations as filed with the Secretary of State of the State of Delaware designating the Preferred Stock (the “Certificate of Designations”), the form of certificate evidencing the Preferred Stock in the form attached to the Certificate of Designations, the Registration Statement, the Prospectus, the Restated Certificate of Incorporation of the Company and the Bylaws of the Company, each as amended to date, and corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of governmental and public officials and of representatives of the Company, statutes and other instruments and documents as we deemed necessary or advisable as a basis for the opinions hereinafter expressed. In giving the opinions below, we have relied, without independent investigation, upon certificates, statements or other representations of officers or other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the factual matters contained therein or covered thereby. In making our examination, we have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to

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Parker Drilling Company	2	February 27, 2017

us as certified or photostatic copies conformed with the originals thereof and such original copies are authentic and complete. We have also assumed that all Shares will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement. With your consent, we have assumed that the Certificate of Designation has been authorized, executed and filed with the Secretary of State of the State of Delaware.
On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:
1. The Shares have been duly authorized and, when issued in accordance with the Certificate of Designation and delivered in accordance with the Underwriting Agreement against payment therefor, will be validly issued, fully paid and nonassessable.
2. The maximum number of shares of the Company’s common stock, par value $0.16 2/3, initially issuable upon conversion of the Shares have been duly authorized by the Company and validly reserved for issuance upon such conversion of the Shares and, when issued and delivered upon such conversion in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable.
The opinion set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware and the applicable federal laws of the United States. We hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

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